Exhibit 99.1
The J.M. Smucker Co. Announces Fiscal Year 2027 First Quarter Results
and Updates Full-Year Fiscal 2027 Outlook
ORRVILLE, Ohio, Aug. 26, 2026 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the first quarter ended July 31, 2026, of its 2027 fiscal year. All comparisons are to the first quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales was $2.2 billion, an increase of $106.0 million, or 5 percent.
•Net income per diluted share was $3.03. Adjusted earnings per share was $3.24, an increase of 71 percent, which included an $0.84 benefit from tariff refunds received in the quarter.
•Cash provided by operating activities was $425.7 million compared to cash used for operating activities of $10.6 million in the prior year.
•Free cash flow was $337.3 million compared to ($94.9) million in the prior year.
•The Company updated its fiscal 2027 outlook, with net sales now expected to decrease 1.0 to 2.0 percent, adjusted earnings per share to range from $10.50 to $11.00, and free cash flow of approximately $1.1 billion.
CHIEF EXECUTIVE OFFICER REMARKS
“Our first quarter results exceeded our expectations for both net sales and adjusted earnings per share, demonstrating continued momentum across the Company,” said Mark Smucker, Chief Executive Officer, President and Chair of the Board. “Our performance reflects the strength of our differentiated portfolio, disciplined execution against our strategic priorities, and the investments we continue to make in our brands and capabilities.”

“Based on our strong first quarter performance and expectations for the remainder of the year, we are increasing our net sales, adjusted earnings per share, and free cash flow outlook for the fiscal year. We are focused on advancing our strategic priorities of driving organic volume growth across our key platforms, improving profitability and accelerating earnings growth, and maintaining a disciplined approach to capital deployment. We remain confident in our ability to deliver long-term growth and increase shareholder value.”

FIRST QUARTER CONSOLIDATED RESULTS

	Three Months Ended July 31,
	2026	2025	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,219.3	$2,113.3	5%

Operating income	$511.6	$45.6	n/m
Adjusted operating income	540.7	370.3	46%

Net income (loss) per common share – assuming dilution	$3.03	($0.41)	n/m
Adjusted earnings per share – assuming dilution	$3.24	$1.90	71%

Weighted-average shares outstanding – assuming dilution	107.1	106.6	—%
Net Sales
Net sales increased $106.0 million, or 5 percent. The increase in net sales reflects a 4 percentage point increase from net price realization, primarily driven by higher net pricing for coffee. Net sales also reflects a 1 percentage point increase from volume/mix, primarily driven by increases for Uncrustables® sandwiches and coffee, partially offset by decreases for sweet baked goods and peanut butter.
Operating Income
Gross profit increased $504.9 million, or 106 percent. The increase primarily reflects lower costs, including a net favorable impact of derivative gains and losses, as well as tariff refunds, higher net price realization, and favorable volume/mix. Gross profit included tariff refunds received of approximately $115.0 million during the quarter. Operating income increased $466.0 million, primarily reflecting the increase in gross profit, partially offset by an increase in selling, distribution, and administrative (“SD&A”) expenses.
Adjusted gross profit increased $207.0 million, or 28 percent. The difference between adjusted gross profit and generally accepted accounting principles (“GAAP”) results reflects the exclusion of the change in net cumulative unallocated derivative gains and losses and special project costs. Adjusted operating income increased $170.4 million, or 46 percent, which further reflects the exclusion of amortization expense and other special project costs as compared to GAAP operating income.
Interest Expense and Income Taxes
Net interest expense decreased $17.9 million, primarily due to reduced debt outstanding as compared to the prior year. Net interest expense included $4.0 million of interest income associated with the receipt of tariff refunds during the quarter.
The effective income tax rate was 24.2 percent in the quarter, as compared to 22.3 percent in the prior year. The increase in the effective income tax rate was primarily due to the impact of the loss before income taxes in the prior year. The adjusted effective income tax rate was 24.2 percent in the quarter and the prior year.
Cash Flow and Debt
Cash provided by operating activities was $425.7 million, compared to cash used for operating activities of $10.6 million in the prior year, primarily reflecting higher net income (loss) adjusted for noncash items and less cash required to fund working capital requirements. Free cash flow was $337.3 million, compared to ($94.9) million in the prior year, primarily reflecting the increase in cash provided by operating activities. Net cash outflows related to debt were $230.8 million.

FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2027 guidance, as summarized below.

	Current	Previous
Net sales decrease vs. prior year	(2.0)% to (1.0)%	(4.0)% to (3.0)%
Adjusted earnings per share	$10.50 - $11.00	$9.75 - $10.25
Free cash flow (in billions)	$1.1	$1.0
Capital expenditures (in millions)	$325.0	$325.0
Adjusted effective income tax rate	24.2%	24.3%
The Company continues to operate in a dynamic and evolving external environment, including geopolitical, macroeconomic, and policy changes, as well as changes in consumer behaviors, that could impact its fiscal year 2027 outlook. This guidance reflects the Company's expectations based on its current understanding of these factors and does not assume any impacts from new tariffs, changes to existing tariffs, or changes to the tariff refunds received in the first quarter.

Net sales is now expected to decrease 1.0 to 2.0 percent versus the prior year. The decrease in net sales primarily reflects lower net price realization and neutral volume/mix. Adjusted earnings per share is now expected to range from $10.50 to $11.00. This updated guidance reflects the decrease in net sales, adjusted gross profit margin of approximately 38.75 percent, which now includes approximately $115.0 million of tariff refunds received in the first quarter, an increase of SD&A expenses of approximately 8.0 percent versus the prior year, interest expense of approximately $335.0 million, an adjusted effective income tax rate of 24.2 percent, and 107.1 million weighted-average common shares outstanding. The adjusted earnings per share range now includes a net benefit of approximately $0.60 related to the receipt of tariff refunds, which reflects the $0.84 benefit from tariff refunds received in the first quarter, net of planned investments in SD&A expenses. Free cash flow is now expected to be $1.1 billion at the midpoint of our adjusted earnings per share guidance range, with capital expenditures of $325.0 million.

FIRST QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY27 Q1 Results	$807.8	$300.0	37.1%
Increase (decrease) vs. prior year	13%	124%	1,840bps
Net sales increased $90.6 million, or 13 percent. Net price realization increased net sales by 10 percentage points, reflecting higher net pricing across the portfolio. Volume/mix increased net sales by 2 percentage points, primarily reflecting increases for the Dunkin’® and Café Bustelo® brands.
Segment profit increased $165.8 million, primarily reflecting tariff refunds and higher net price realization, partially offset by higher marketing spend.
U.S. Retail Frozen Handheld and Spreads

	Net Sales	Segment Profit	Segment Profit Margin
FY27 Q1 Results	$499.3	$129.7	26.0%
Increase (decrease) vs. prior year	3%	13%	240bps

Net sales increased $14.6 million, or 3 percent. Net price realization increased net sales by 2 percentage points, reflecting higher net pricing across the portfolio. Volume/mix increased net sales by 1 percentage point, primarily reflecting an increase for Uncrustables® sandwiches, partially offset by decreases for peanut butter and fruit spreads.
Segment profit increased $15.4 million, primarily driven by higher net price realization, lower marketing spend, and favorable volume/mix, partially offset by higher costs.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY27 Q1 Results	$371.7	$98.9	26.6%
Increase (decrease) vs. prior year	1%	(2)%	-90bps
Net sales increased $3.7 million, or 1 percent. Volume/mix increased net sales by 1 percentage point, primarily driven by an increase for cat food. Net price realization was neutral to net sales, as higher net pricing for cat food was mostly offset by higher trade spend for dog snacks.
Segment profit decreased $2.4 million, primarily driven by higher costs and higher marketing spend, partially offset by tariff refunds and favorable volume/mix.
Sweet Baked Snacks

	Net Sales	Segment Profit	Segment Profit Margin
FY27 Q1 Results	$236.5	$29.9	12.6%
Increase (decrease) vs. prior year	(7)%	(13)%	-90bps
Net sales decreased $16.7 million, or 7 percent. Volume/mix decreased net sales by 8 percentage points, primarily reflecting decreases for snack cakes and breakfast. Net price realization increased net sales by 2 percentage points, primarily reflecting higher net pricing for snack cakes and donuts.
Segment profit decreased $4.3 million, primarily reflecting higher costs and unfavorable volume/mix, partially offset by higher net price realization and lower marketing spend.

Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY27 Q1 Results	$203.7	$61.2	30.0%
Increase (decrease) vs. prior year	3%	19%	410bps
Net sales increased $5.4 million, or 3 percent. Volume/mix increased net sales by 2 percentage points, primarily driven by increases for Uncrustables® sandwiches and fruit spreads, partially offset by a decrease for coffee. Net price realization was neutral to net sales, as higher net pricing for coffee was mostly offset by lower net pricing for Uncrustables® sandwiches and portion control products.
Segment profit increased $9.8 million, primarily reflecting tariff refunds and favorable volume/mix, partially offset by higher costs.

Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal 2027 first quarter financial results, a transcript of the discussion, and supplemental materials. At 9:00 a.m. Eastern Time today, the Company will webcast a live question-and-answer session with Mark Smucker, Chief Executive Officer, President and Chair of the Board, and Tucker Marshall, Chief Financial Officer | Executive Vice President, Frozen Handheld and Spreads and Sweet Baked Snacks. The live webcast and replay can be accessed at investors.jmsmucker.com.
The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the Company’s ability to maintain operational stability and successfully achieve the benefits associated with ongoing optimization initiatives of the Sweet Baked Snacks business, including the risk that the business may not achieve anticipated operating or financial results; disruptions or inefficiencies in the Company’s operations or supply chain, including any impact caused by product recalls, political instability, terrorism, geopolitical conflicts, extreme weather conditions, natural disasters, pandemics, work stoppages or labor shortages, or other calamities; risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging, and transportation; the impact of food security concerns involving either the Company’s products or its competitors’ products, changes in consumer preferences, consumer or other litigation, actions by the U.S. Food and Drug Administration or other agencies, and product recalls; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to achieve cost savings related to the Company’s cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company’s capital deployment model, including capital expenditures, debt repayment to meet the Company’s deleveraging objectives, dividend payments, and share repurchases; a change in outlook or downgrade in the Company’s public credit ratings by a rating agency below investment grade; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses, including product innovation; general competitive activity in the market, including competitors’ pricing practices and promotional spending levels; the Company’s ability to attract and retain key talent; the concentration of certain of the Company’s businesses with key customers and suppliers, including primary or single-source suppliers of certain key raw materials and finished goods, and the Company’s ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws, regulations, and policies and their application, including tariffs, food ingredients, food labeling, and food accessibility; the outcome of tax examinations, changes in tax laws, and other tax matters; a disruption, failure, or security breach of the Company or its suppliers’ information technology systems, including, but not limited to, ransomware attacks; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under “Risk Factors” in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J.M. Smucker Co.
At The J.M. Smucker Co., it is our privilege to make food people and pets love by offering a diverse family of brands available across North America. We are proud to lead in the coffee, peanut butter, fruit spreads, frozen handheld, sweet baked goods, dog snacks, and cat food categories by offering brands consumers trust for themselves and their families each day, including Folgers®, Dunkin’®, Café Bustelo®, Jif®, Uncrustables®, Smucker’s®, Hostess®, Milk-Bone®, and Meow Mix®. Through our unwavering commitment to producing quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business while making a positive impact on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Dunkin’®, which is a trademark of DD IP Holder LLC. The Dunkin’® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores, and in certain away from home channels. This information does not pertain to products for sale in Dunkin’® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Crystal Beiting, Vice President, Investor Relations & FP&A
Media: Abbey Linville, Vice President, Public Relations & Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income (Loss)

	Three Months Ended July 31,
	2026	2025	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,219.3	$2,113.3	5%
Cost of products sold	1,239.7	1,638.6	(24)%
Gross Profit	979.6	474.7	106%
Gross margin	44.1%	22.5%

Selling, distribution, and administrative expenses	410.5	377.4	9%
Amortization	57.9	50.2	15%
Other special project costs	0.6	6.0	(90)%
Other operating expense (income) – net	(1.0)	(4.5)	78%
Operating Income	511.6	45.6	n/m
Operating margin	23.1%	2.2%

Interest expense – net	(82.3)	(100.2)	(18)%
Other income (expense) – net	(1.4)	(1.9)	26%
Income (Loss) Before Income Taxes	427.9	(56.5)	n/m
Income tax expense (benefit)	103.6	(12.6)	n/m
Net Income (Loss)	$324.3	($43.9)	n/m

Net Income (Loss) Per Common Share	$3.04	($0.41)	n/m

Net Income (Loss) Per Common Share – Assuming Dilution	$3.03	($0.41)	n/m

Dividends Declared Per Common Share	$1.12	$1.10	2%

Weighted-average shares outstanding	106.8	106.6	—%

Weighted-average shares outstanding – assuming dilution	107.1	106.6	—%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	July 31, 2026	April 30, 2026
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$43.2	$58.6
Trade receivables – net	615.7	656.3
Inventories	1,186.5	1,126.5
Other current assets	145.8	131.7
Total Current Assets	1,991.2	1,973.1

Property, Plant, and Equipment – Net	3,016.9	3,032.1

Other Noncurrent Assets
Goodwill	5,200.0	5,205.0
Other intangible assets – net	5,625.0	5,683.7
Other noncurrent assets	370.1	325.5
Total Other Noncurrent Assets	11,195.1	11,214.2
Total Assets	$16,203.2	$16,219.4

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$1,205.1	$1,175.1
Current portion of long-term debt	150.0	150.0
Short-term borrowings	193.5	420.9
Other current liabilities	740.2	792.2
Total Current Liabilities	2,288.8	2,538.2

Noncurrent Liabilities
Long-term debt, less current portion	6,394.3	6,392.8
Other noncurrent liabilities	1,769.3	1,744.6
Total Noncurrent Liabilities	8,163.6	8,137.4

Total Shareholders’ Equity	5,750.8	5,543.8
Total Liabilities and Shareholders’ Equity	$16,203.2	$16,219.4

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended July 31,
	2026	2025
	(Dollars in millions)
Operating Activities
Net income (loss)	$324.3	($43.9)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operations:
Depreciation	69.6	85.0
Amortization	57.9	50.2
Share-based compensation expense	12.2	9.0
Deferred income tax expense (benefit)	(0.4)	24.0
Other noncash adjustments – net	11.4	12.7
Changes in assets and liabilities:
Trade receivables	40.1	(24.3)
Inventories	(61.1)	(177.3)
Other current assets	(13.8)	53.0
Accounts payable	60.9	(33.2)
Accrued liabilities	(26.0)	76.2
Income and other taxes	(31.7)	(41.1)
Other – net	(17.7)	(0.9)
Net Cash Provided by (Used for) Operating Activities	425.7	(10.6)
Investing Activities
Additions to property, plant, and equipment	(88.4)	(84.3)
Proceeds from disposal of property, plant, and equipment	0.3	12.9
Collateral received (pledged) for derivative cash margin accounts	2.0	(126.7)
Other – net	0.3	0.2
Net Cash Provided by (Used for) Investing Activities	(85.8)	(197.9)
Financing Activities
Short-term borrowings (repayments) – net	(230.8)	300.6
Quarterly dividends paid	(116.8)	(114.4)
Purchase of treasury shares	(5.7)	(4.6)
Other – net	(0.7)	(3.6)
Net Cash Provided by (Used for) Financing Activities	(354.0)	178.0
Effect of exchange rate changes on cash	(1.3)	(0.1)
Net increase (decrease) in cash and cash equivalents	(15.4)	(30.6)
Cash and cash equivalents at beginning of period	58.6	69.9
Cash and Cash Equivalents at End of Period	$43.2	$39.3

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended July 31,
	2026	% of Net Sales	2025	% of Net Sales
	(Dollars in millions)
Net sales	$2,219.3		$2,113.3
Selling, distribution, and administrative expenses:
Marketing	122.7	5.5%	117.9	5.6%
Selling	76.1	3.4%	70.9	3.4%
Distribution	72.4	3.3%	69.2	3.3%
General and administrative	139.3	6.3%	119.4	5.6%
Total selling, distribution, and administrative expenses	$410.5	18.5%	$377.4	17.9%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended July 31,
	2026	2025
	(Dollars in millions)
Net sales:
U.S. Retail Coffee	$807.8	$717.2
U.S. Retail Frozen Handheld and Spreads	499.3	484.7
U.S. Retail Pet Foods	371.7	368.0
Sweet Baked Snacks	236.5	253.2
Away From Home	203.7	198.3
Other (A)	100.3	91.9
Total net sales	$2,219.3	$2,113.3

Segment profit:
U.S. Retail Coffee	$300.0	$134.2
U.S. Retail Frozen Handheld and Spreads	129.7	114.3
U.S. Retail Pet Foods	98.9	101.3
Sweet Baked Snacks	29.9	34.2
Away From Home	61.2	51.4
Other (A)	19.3	14.1
Total segment profit	$639.0	$449.5
Amortization	(57.9)	(50.2)
Interest expense – net	(82.3)	(100.2)
Change in net cumulative unallocated derivative gains and losses	29.4	(253.1)
Cost of products sold – special project costs	—	(15.4)
Other special project costs	(0.6)	(6.0)
Corporate administrative expenses	(98.3)	(79.2)
Other income (expense) – net	(1.4)	(1.9)
Income (loss) before income taxes	$427.9	($56.5)

Segment profit margin:
U.S. Retail Coffee	37.1%	18.7%
U.S. Retail Frozen Handheld and Spreads	26.0%	23.6%
U.S. Retail Pet Foods	26.6%	27.5%
Sweet Baked Snacks	12.6%	13.5%
Away From Home	30.0%	25.9%
Other (A)	19.2%	15.3%
(A) Represents the International operating segment.

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding divestitures and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization expense, impairment charges related to intangible assets, and gains and losses on divestitures (“EBITDA (as adjusted)”); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors’ understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs (“special project costs”); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities (“change in net cumulative unallocated derivative gains and losses”); and other infrequently occurring items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results can significantly impact the adjusted effective income tax rate.

These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the “Unaudited Non-GAAP Financial Measures” tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal year 2027 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2026	2025	Increase (Decrease)	%
	(Dollars in millions)
Net sales reconciliation:
Net sales	$2,219.3	$2,113.3	$106.0	5%
Foreign currency exchange	1.3	—	1.3	—
Net sales excluding foreign currency exchange	$2,220.6	$2,113.3	$107.3	5%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2026	2025
	(Dollars and shares in millions, except per share data)
Gross profit reconciliation:
Gross profit	$979.6	$474.7
Change in net cumulative unallocated derivative gains and losses	(29.4)	253.1
Cost of products sold – special project costs	—	15.4
Adjusted gross profit	$950.2	$743.2
% of net sales	42.8%	35.2%
Operating income reconciliation:
Operating income	$511.6	$45.6
Amortization	57.9	50.2
Change in net cumulative unallocated derivative gains and losses	(29.4)	253.1
Cost of products sold – special project costs	—	15.4
Other special project costs	0.6	6.0
Adjusted operating income	$540.7	$370.3
% of net sales	24.4%	17.5%
Net income (loss) reconciliation:
Net income (loss)	$324.3	($43.9)
Income tax expense (benefit)	103.6	(12.6)
Amortization	57.9	50.2
Change in net cumulative unallocated derivative gains and losses	(29.4)	253.1
Cost of products sold – special project costs	—	15.4
Other special project costs	0.6	6.0
Adjusted income before income taxes	$457.0	$268.2
Income taxes, as adjusted	110.5	64.8
Adjusted income	$346.5	$203.4
Weighted-average shares outstanding – assuming dilution (A)	107.1	106.8
Adjusted earnings per share – assuming dilution (A)	$3.24	$1.90
(A)Adjusted earnings per common share – assuming dilution for the three months ended July 31, 2026 and 2025, was computed using the treasury stock method. Further, for the three months ended July 31, 2025, the weighted-average shares outstanding – assuming dilution differed from the Company’s GAAP weighted-average common shares outstanding – assuming dilution as a result of the anti-dilutive effect of the Company’s stock-based awards, which were excluded from the computation of net loss per share – assuming dilution.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2026	2025
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income (loss)	$324.3	($43.9)
Income tax expense (benefit)	103.6	(12.6)
Interest expense – net	82.3	100.2
Depreciation	69.6	85.0
Amortization	57.9	50.2
EBITDA (as adjusted)	$637.7	$178.9
% of net sales	28.7%	8.5%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$425.7	($10.6)
Additions to property, plant, and equipment	(88.4)	(84.3)
Free cash flow	$337.3	($94.9)

The following tables provide a reconciliation of the Company’s fiscal year 2027 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2027
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$8.70	$9.20
Change in net cumulative unallocated derivative gains and losses (A)	0.15	0.15
Amortization	1.64	1.64
Adjusted effective income tax rate impact	0.01	0.01
Adjusted earnings per share	$10.50	$11.00

(A) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in the Company’s GAAP results and excluded from non-GAAP results as of July 31, 2026, that are expected to be allocated to non-GAAP results in future periods.

	Year Ending April 30, 2027
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,425.0
Additions to property, plant, and equipment	(325.0)
Free cash flow	$1,100.0